UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2007

    ZBB ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-33540 (Commission File Number)	39-1987014 (IRS Employer Identification No.)

N93 W14475 Whittaker Way Menomonee Falls, Wisconsin (Address of principal executive offices)	53051 (Zip Code)

Registrant’s telephone number, including area code:  (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2007, ZBB Technologies Ltd (“ZBB Technologies”), a subsidiary of ZBB Energy Corporation (the “Company”), and the Commonwealth of Australia (the “Commonwealth”) represented by and acting through the Department of Environment and Water Resources (the “Department”), entered into an agreement for project funding under the Advanced Electricity Storage Technologies (“AEST”) program (the “Agreement”) whereby the Department has agreed to provide funding to ZBB Technologies for the development and delivery of an energy storage system that will be used to store and supply renewable energy generated  from photovoltaic solar panels and wind turbines already operational at the Commonwealth Scientific and Industrial Research Organization’s (“CSIRO”) Newcastle Energy Centre in New South Wales.

The Agreement provides for a three year term under which the Commonwealth will provide $2.6 million (A$3.1 million) in project funding over several periods, totaling $1.35 million in year one, $1.01 million in year two and $0.24 million in year three, as certain development progress “milestones” are met by ZBB Technologies to the satisfaction of the Commonwealth.

The Agreement is subject to early termination or a reduction in scope by the Commonwealth at any time or in the event of a default by ZBB Technologies.  If the Commonwealth decides to terminate early or reduce the scope of the Agreement, the Commonwealth will be liable to ZBB Technologies for the amount of funds that have been legally committed by ZBB Technologies in accordance with the Agreement.  However, the Commonwealth is entitled to recover any part of the funds which have not been legally committed by ZBB Technologies.  The Commonwealth will also be liable for reasonable costs of termination or reduction in scope incurred by ZBB Technologies attributable to such action.

ZBB Technologies has agreed to indemnify the Commonwealth against any loss or liability incurred by the Commonwealth, including loss or expenses incurred in dealing with any claim against the Commonwealth arising from the use of materials provided by ZBB Technologies under the Agreement and any breach of the Agreement by ZBB Technologies.  The extent of liability is reduced proportionately by any fault of the Commonwealth.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 11, 2007

ZBB ENERGY CORPORATION

By: /s/ Robert J. Parry

Robert J. Parry

Chief Executive Officer

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